Exhibit 99.165

North Valley Bancorp Reports Results for the Fourth
Quarter and Year Ended December 31, 2008

February 2, 2009 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with $880 million in assets, today reported results for the fourth quarter and year ended December 31, 2008. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported a net loss for the year ended December 31, 2008 of $1,794,000, or $0.24 per diluted share, compared to net income of $6,534,000, or $0.86 per diluted share, for the year ended December 31, 2007. For 2008, the Company realized a loss on average shareholders’ equity of 2.23% and a loss on average assets of 0.20%, as compared to returns on average shareholders equity and average assets of 8.31% and 0.72%, respectively, for 2007. The Company reported net income for the fourth quarter ended December 31, 2008 of $854,000, or $0.11 per diluted share, compared to net income of $390,000, or $0.05 per diluted share, for the same period in 2007. The primary reason for the increase in net income was the Company’s re-calculation of its income tax benefit due to the pre-tax losses in the fourth quarter and for the full-year of 2008 which resulted in an increase in the benefit rate from the estimated amounts in the previous quarters. This resulted in a fourth quarter 2008 tax benefit of $2,409,000 which exceeded the loss before taxes of $1,555,000 and resulted in net income for the quarter.

The Company recorded $3,000,000 and $12,100,000 in provisions for loan and lease losses for the fourth quarter and year ended December 31, 2008, respectively, compared to a $1,200,000 and $2,050,000 in provisions for loan and lease losses for the fourth quarter and year ended December 31, 2007. The allowance for loan and lease losses at December 31, 2008 was $11,327,000, or 1.63% of total loans, compared to $10,755,000, or 1.44% of total loans at December 31, 2007. The increase in the provision for loan and lease losses is due primarily to the level of charge-offs experienced of $1,724,000 for the fourth quarter of 2008 and $11,805,000 for the year ended December 31, 2008 and the increase in the level of nonperforming loans to $18,936,000 at December 31, 2008, up from $1,764,000 at December 31, 2007. During the third quarter of 2008, the Company recognized an additional impairment on its FNMA Preferred Stock of $3,284,000, which in conjunction with the impairment charge of $1,716,000 taken in the fourth quarter of 2007, reduced the carrying value of these securities to zero at September 30, 2008.

Primarily as a result of the Company’s operating performance for 2008, on January 29, 2009 the Company’s Board of Directors determined that it was in the best interest of the Company to suspend indefinitely the payment of quarterly cash dividends on its common stock beginning in 2009. Cash dividends distributed to the shareholders were $0.40 per share for both 2008 and 2007. This Board decision was made to strengthen and preserve the Company’s capital base in these challenging economic times. At December 31, 2008, the Company’s Total Risk-based Capital was $104,125,000, and its risk-based capital ratios were: Tier 1 risk-based Capital ratio – 10.93%; Total Risk-based Capital ratio – 12.75%; and Tier 1 Leverage ratio – 10.36%. At December 31, 2008, the Bank’s Total Risk-based Capital was $101,637,000, and its risk-based capital ratios were: Tier 1 risk-based Capital ratio – 11.22%; Total Risk-based Capital ratio – 12.48%; and Tier 1 Leverage ratio – 10.64%. “Our capital position remains strong for both the Company and the Bank and both continue to be categorized as well-capitalized despite the credit and securities losses we have recorded in 2008. We continue to be focused on maintaining our strong capital levels while addressing our impaired credits as we work through this current economic environment and challenging credit cycle,” remarked Kevin R. Watson, Chief Financial Officer. “The Company has taken additional action to reduce noninterest expense, including reduced staffing, suspending salary increases and suspending bonus plans.”

At December 31, 2008, total assets were $879,551,000, down from the $949,019,000 at December 31, 2007. The loan portfolio decreased $52,831,000, or 7.1%, compared to December 31, 2007, and totaled $693,422,000 at December 31, 2008. The Company was successful in decreasing its Real Estate – Construction portfolio during the year by $89,003,000 from $225,758,000 at December 31, 2007 to $136,755,000 at December 31, 2008. This reduction was primarily from principal reductions and pay-offs but was also a result of certain charge-offs and properties taken into other real estate owned (OREO). Consumer loans also decreased $5,361,000 from the prior year, and Commercial loans decreased $390,000. These decreases were partially offset by growth in Real Estate – Commercial loans of $29,899,000 and Real Estate – Mortgage loans of $12,024,000. The loan to deposit ratio at December 31, 2008 was 91.9% as compared to 101.3% at December 31, 2007.

Total deposits grew by $18,205,000, or 2.5%, to $754,944,000 at December 31, 2008, driven by increases in time deposits of $43,358,000, and interest bearing demand deposits of $4,817,000, offset by decreases in noninterest bearing demand, and savings and money market deposits of $5,867,000, and $24,103,000, respectively. Other borrowings decreased $83,676,000 to $3,516,000 at December 31, 2008 from $87,192,000 at December 31, 2007. This was a result of the Company’s efforts to de-leverage the balance sheet to preserve and maintain strong capital levels in these uncertain economic times.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) totaled $18,936,000 at December 31, 2008, an increase of $17,172,000 from December 31, 2007. Nonperforming loans as a percentage of total loans were 2.73% at December 31, 2008, compared to 0.24% at December 31, 2007. Nonperforming assets (nonperforming loans and OREO) totaled $29,344,000 at December 31, 2008, an increase of $26,678,000 from December 31, 2007. Nonperforming assets as a percentage of total assets were 3.34% at December 31, 2008 compared to 0.28% at December 31, 2007.

The level of nonperforming loans decreased $1,254,000 to $18,936,000 at December 31, 2008 from $20,190,000 at September 30, 2008 primarily as a result of charging off the specific reserves previously established for certain of these credits, transfers to OREO, and paydowns received on certain loans offset by the addition of thirteen loans in the fourth quarter. Nonperforming assets increased $3,302,000 to $29,344,000 at December 31, 2008 from $26,042,000 at September 30, 2008.

“The credit crisis and weak economy has challenged all banks and impacted our operating results. We continue to work hard to reduce our nonperforming loans and OREO. This month we received pay-offs on four nonperforming loans and were successful in the disposition of one of our OREO properties. Our credit team continues to work diligently on identifying and resolving risks in the loan portfolio, while remaining focused on customer service” stated Michael J. Cushman, President and CEO.

Problem Credits from the 1st Quarter, 2008

As discussed in the Company’s first quarter earnings release and Form 10-Q for the period ended March 31, 2008, there were four nonperforming real estate projects with loans totaling $24,047,000 which were the primary contributors to the increase in nonperforming loans at March 31, 2008: two of these loans were for residential development projects and the other two were residential acquisition and development loans. As of December 31, 2008, the residential development project in Placer County with a balance of $2,463,000 remains on nonaccrual. The decrease of $2,034,000 from its September 30, 2008 balance of $4,497,000 was a result of collections from the borrower on sales of the project properties. The other residential development project loan for $6,750,000 at March 31, 2008 located in Shasta County was taken into OREO through a deed in lieu of foreclosure during the second quarter of 2008 and a portion of the property was sold resulting in a remaining carrying value of the property in OREO of $1,892,000 at June 30, 2008. The remaining portion of this property was sold during the third quarter of 2008 and the Company recognized a $114,000 gain on the sale. The other two loans were residential acquisition and development loans located in Shasta County totaling $4,876,000 and $2,911,000, respectively, and both loans were taken into OREO during the second quarter of 2008. In conjunction with the transfer to OREO of the $4,876,000 loan, the value of additional property that was cross-collateralized to the original note and also taken into OREO increased the carrying value of the property to $5,414,000. Portions of this property were sold with no gain or loss during the third quarter and fourth quarter of 2008 for $1,355,000, and the carrying value of the remaining OREO was $4,059,000 at December 31, 2008. The second residential acquisition and development loan for $2,911,000 was transferred into OREO during the second quarter of 2008 at a carrying value of $2,000,000 and was sold on June 30, 2008 for its carrying value with no gain or loss on the sale being recorded.

Problem Credits from the 2nd Quarter, 2008

As discussed in the Company’s second quarter earnings release and Form 10-Q for the period ended June 30, 2008, there were two construction loans identified as impaired, totaling $10,201,000, added to the nonperforming loans during the second quarter of 2008. As of December 31, 2008 the larger of the two loans with a balance of $7,262,000 when identified as impaired is a mixed-use construction loan located in Sonoma County with a remaining balance of $3,846,000 and continues on nonaccrual. During the third quarter of 2008, this loan decreased $2,756,000 from the June 30, 2008 balance of $7,262,000 as a result of the collection of $2,256,000 from the borrower and the charge-off of the $500,000 specific reserve on this credit. The decrease of $660,000 from the September 30, 2008 balance of $4,506,000 is a result of collections from the borrower. This loan has a specific reserve of $250,000. The other loan was a residential development project located in Placer County with an original loan balance of $2,939,000 when identified as impaired and a balance of $2,259,000 at September 30, 2008, net of a specific reserve of $680,000 which was charged off in the third quarter of 2008. This property was taken into OREO through foreclosure during the fourth quarter of 2008 at its carrying value of $2,259,000 with no further charge to the allowance.

Problem Credits from the 3rd Quarter, 2008

As discussed in the Company’s third quarter earnings release and Form 10-Q for the period ended September 30, 2008, there was an addition of 23 loans on nonaccrual status totaling $7,592,000 (which are primarily secured by real-estate) during the third quarter of 2008. The largest of this group was a $1,125,000 residential lot development loan located in Shasta County. The principal balance of the loan was reduced by $74,000 to $1,051,000 during the fourth quarter of 2008 from collections from the borrower. This property was taken into OREO through a deed in lieu of foreclosure during the fourth quarter of 2008 at a carrying value of $1,051,000 with no charge to the allowance.

Discussion of Credits during the 4th Quarter, 2008

Gross loan and lease charge offs for the fourth quarter of 2008 were $1,724,000 and recoveries totaled $92,000 resulting in net charge offs of $1,632,000. Gross charge offs for the year ended December 31, 2008 were $11,805,000 and recoveries totaled $277,000 resulting in net charge offs of $11,528,000.

The total dollar amount of reductions in nonperforming loans during the fourth quarter of 2008 was $8,829,000 due primarily to the paydowns, transfers to OREO, and charge-offs. This decrease was offset by the addition of $7,575,000 of nonaccrual loans during the fourth quarter of 2008, which was made up primarily of four relationships. The largest relationship of this group represents $3,773,000 of residential lot development and residential construction loans located in Solano County. No specific reserve has been established for these loans as the collateral value less estimated costs to sell is in excess of the loan balance. The second relationship in this group is a residential land loan located in Sutter County. This loan was originally for $2,500,000 and the Company charged off $1,225,000 of the loan in the fourth quarter of 2008 to write the loan down to its current net realizable value of $1,275,000. The third relationship in this group is a commercial loan for $921,000 located in Sonoma County. A specific reserve for the entire loan amount of $921,000 has been established. The fourth relationship in this group is an SBA-504 loan for $870,000 located in Humboldt County. No specific reserve has been established for this loan.

Net Interest Income

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $2,084,000, or 20.4%, for the three months ended December 31, 2008 compared to the same period in 2007. Interest income decreased by $3,511,000, primarily due to both a lower yield on earning assets and a decrease in the average balances of earning assets and secondarily due to foregone interest income of $744,000 for the loans currently on nonaccrual status. Offsetting this was a decrease in interest expense of $1,427,000 due to a decrease on the rates paid on deposits and borrowings and a decrease in the average balance of borrowings for the quarter ended December 31, 2008 compared to the same period in 2007. Average loans decreased $29,666,000 in the fourth quarter of 2008 compared to the fourth quarter of 2007 and the yield on the loan portfolio over the same period decreased 144 basis points to 6.26%, reflective of the declining interest rate environment and the impact of foregone interest income on the nonaccrual loans. Overall, average earning assets decreased $53,965,000 in the fourth quarter of 2008 compared to the fourth quarter of 2007. Average yields on earning assets decreased 130 basis points from the quarter ended December 31, 2007, to 6.02% for the quarter ended December 31, 2008 while the average rate paid on interest-bearing liabilities decreased by 73 basis points to 2.33%. As a result of the above, the Company’s net interest margin for the quarter ended December 31, 2008 was 4.15%, a decrease of 74 basis points from 4.89% for the fourth quarter in 2007 and down 22 basis points from the net interest margin of 4.37% for the linked quarter ended September 30, 2008. “The foregone interest from the level of nonperforming loans reduced our net interest margin by approximately 38 basis points in the fourth quarter of 2008. We continue to recognize improvement on the rates paid on our interest bearing liabilities which decreased 73 basis points on a quarter over quarter basis and 5 basis points from the linked quarter,” commented Mr. Watson. Net interest income decreased $5,749,000 for the year ended December 31, 2008 compared to the same period in 2007. Interest income decreased by $7,433,000, primarily due to a lower yield on earning assets and secondarily due to foregone interest income of $2,305,000 for the loans placed on nonaccrual status. Interest expense decreased $1,684,000 due to a decrease in rates paid on average interest bearing liabilities for the year ended December 31, 2008 compared to the same period in 2007. The net interest margin for the year ended December 31, 2008 decreased 78 basis points to 4.31% from the net interest margin of 5.09% for the year ended December 31, 2007.

Noninterest Income

Noninterest income for the quarter ended December 31, 2008 was $2,900,000 compared to $1,505,000 for the same period in 2007. Service charges on deposits decreased $46,000 to $1,702,000 for the fourth quarter of 2008 compared to $1,748,000 for the fourth quarter of 2007, while other fees and charges increased by $2,000 to $935,000 for the fourth quarter of 2008 compared to $933,000 for the same period in 2007. During the fourth quarter of 2007, the Company took an initial impairment charge on its FNMA Preferred Stock of $1,716,000 which was the primary reason for the variance when comparing the fourth quarter of 2008 to the fourth quarter of 2007. Noninterest income for the year ended December 31, 2008 decreased $1,007,000, or 9.0%, to $10,152,000 from $11,159,000 for the year ended December 31, 2007. Service charges on deposits and other fees and charges increased $292,000 and $152,000, respectively, for the year ended December 31, 2008 compared to the year ended December 31, 2007. During the third quarter of 2008, the Company recognized an additional impairment on its FNMA Preferred Stock of $3,284,000. The Company had purchased 100,000 shares of this security in June 2003 at par, $50.00 per share, and recognized the initial impairment charge in the fourth quarter of 2007 to reflect its December 31, 2007 market value of $32.84. Due to the United States Treasury and the Federal Housing Finance Agency (FHFA) decision to place Fannie Mae and Freddie Mac under conservatorship on September 7, 2008, the Company concluded that these securities were further impaired and they were written down by an additional $3,284,000 to zero at September 30, 2008. This impairment was the primary reason for the decrease in noninterest income for the year ended December 31, 2008.

Noninterest Expenses

Noninterest expenses decreased $360,000 to $9,583,000 for the fourth quarter of 2008 from $9,943,000 for the fourth quarter of 2007. Salaries and employee benefits decreased $662,000 in the fourth quarter of 2008 from the same period in 2007 due primarily to the decision to not pay bonuses for 2008 and reverse the amounts previously estimated and accrued. Occupancy expense and furniture and equipment expense increased $99,000 in the fourth quarter of 2008 compared to the same period in 2007. Other expenses increased $203,000, due primarily to an increase in FDIC insurance premiums which was driven by the increase in nonperforming loans. Noninterest expense for the year ended December 31, 2008 decreased $1,728,000 to $38,658,000 compared to $40,386,000 for the year ended December 31, 2007. The decrease was primarily due to the elimination of the bonus pools, reduced staffing, and some merger related expenses recorded in the year 2007 associated with the terminated merger with Sterling Financial Corporation.

Benefit/Provision for Income Taxes

The Company recorded a benefit for income taxes of $2,409,000, and $3,675,000 for the quarter and year ended December 31, 2008, respectively, compared to a provision for income taxes of $184,000 and $3,075,000 for the quarter and year ended December 31, 2007, respectively. The increase in the benefit for income taxes for the quarter ending December 31, 2008 was due to a change in the estimate to the Company’s tax benefit rate during the fourth quarter of 2008 as a result of the anticipated loss for the quarter and full-year 2008. The tax benefit rate was 67.2% for the year ended December 31, 2008 compared to an estimate for benefit for income taxes of 32.4%. The effective tax rate for the year ended December 31, 2007 was 32.0%.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers, and a loan production office in Vacaville, CA. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,
	2008	2007	$ Change	% Change

Statement of Income Data
Interest income:
Loans and leases (including fees)	$10,989	$14,090	$(3,101)	(22.0%)
Investment securities	842	1,248	(406)	(32.5%)
Federal funds sold and other	3	7	(4)	(57.1%)

Total interest income	11,834	15,345	(3,511)	(22.90%)

Interest expense:
Deposits	3,109	3,873	(764)	(19.7%)
Subordinated debentures	586	609	(23)	(3.8%)
Other borrowings	11	651	(640)	(98.3%)

Total interest expense	3,706	5,133	(1,427)	(27.8%)

Net interest income	8,128	10,212	(2,084)	(20.4%)
Provision for loan and lease losses	3,000	1,200	1,800	150.0%

Net interest income after provision for loan and lease losses	5,128	9,012	(3,884)	(43.1%)

Noninterest income:
Service charges on deposit accounts	1,702	1,748	(46)	(2.6%)
Other fees and charges	935	933	2	0.2%
Impairment on investment securities	(102)	(1,716)	1,614	(94.1%)
Other	365	540	(175)	(32.4%)

Total noninterest income	2,900	1,505	1,395	92.7%

Noninterest expenses:
Salaries and employee benefits	4,672	5,334	(662)	(12.4%)
Occupancy	790	779	11	1.4%
Furniture and equipment	565	477	88	18.4%
Other	3,556	3,353	203	6.1%

Total noninterest expenses	9,583	9,943	(360)	(3.6%)

(Loss) income before provision for income taxes	(1,555)	574	(2,129)	(370.9%)
(Benefit) provision for income taxes	(2,409)	184	(2,593)	(1409.2%)

Net income	$854	$390	$464	119.0%

Common Share Data
Earnings per share
Basic	$0.11	$0.05	$0.06	120.0%
Diluted	$0.11	$0.05	$0.06	120.0%

Weighted average shares outstanding	7,495,817	7,380,519
Weighted average shares outstanding - diluted	7,495,817	7,586,999
Book value per share	$10.31	$10.99
Tangible book value	$8.17	$8.77
Shares outstanding	7,495,817	7,413,066

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Twelve Months Ended December 31,
	2008	2007	$ Change	% Change

Statement of Income Data
Interest income:
Loans and leases (including fees)	$47,897	$53,712	$(5,815)	(10.8%)
Investment securities	4,182	5,414	(1,232)	(22.8%)
Federal funds sold and other	12	398	(386)	(97.0%)

Total interest income	52,091	59,524	(7,433)	(12.5%)

Interest expense:
Deposits	13,515	14,497	(982)	(6.8%)
Subordinated debentures	2,340	2,438	(98)	(4.0%)
Other borrowings	1,099	1,703	(604)	(35.5%)

Total interest expense	16,954	18,638	(1,684)	(9.0%)

Net interest income	35,137	40,886	(5,749)	(14.1%)
Provision for loan and lease losses	12,100	2,050	10,050	490.2%

Net interest income after provision for loan and lease losses	23,037	38,836	(15,799)	(40.7%)

Noninterest income:
Service charges on deposit accounts	7,162	6,870	292	4.3%
Other fees and charges	3,882	3,730	152	4.1%
Impairment on investment securities	(3,386)	(1,752)	(1,634)	93.3%
Other	2,494	2,311	183	7.9%

Total noninterest income	10,152	11,159	(1,007)	(9.0%)

Noninterest expenses:
Salaries and employee benefits	20,526	21,674	(1,148)	(5.3%)
Occupancy	3,037	3,075	(38)	(1.2%)
Furniture and equipment	2,003	2,029	(26)	(1.3%)
Other	13,092	13,608	(516)	(3.8%)

Total noninterest expenses	38,658	40,386	(1,728)	(4.3%)

(Loss) income before provision for income taxes	(5,469)	9,609	(15,078)	(156.9%)
(Benefit) provision for income taxes	(3,675)	3,075	(6,750)	(219.5%)

Net (loss) income	$(1,794)	$6,534	$(8,328)	(127.5%)

Common Share Data
(Loss) earnings per share
Basic	$(0.24)	$0.89	$(1.13)	(127.0%)
Diluted	$(0.24)	$0.86	$(1.10)	(127.9%)

Weighted average shares outstanding	7,460,564	7,361,409
Weighted average shares outstanding - diluted	7,460,564	7,634,221
Book value per share	$10.31	$10.99
Tangible book value	$8.17	$8.77
Shares outstanding	7,495,817	7,413,066

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	December 31, 2008	December 31, 2007

Balance Sheet Data
Assets
Cash and due from banks	$27,153	$28,569
Available-for-sale securities - at fair value	76,345	104,341
Held-to-maturity securities - at amortized cost	21	31

Loans and leases, net of deferred loan fees	693,422	746,253
Less: Allowance for loan and lease losses	(11,327)	(10,755)

Net loans and leases	682,095	735,498

Premises and equipment, net	11,418	12,431
Other real estate owned	10,408	902
Goodwill and core deposit intangibles, net	16,025	16,423
Accrued interest receivable and other assets	56,086	50,824

Total assets	$879,551	$949,019

Liabilities and Stockholders’ Equity
Deposits:
Demand, noninterest bearing	$161,748	$167,615
Demand, interest bearing	151,873	147,056
Savings and money market	157,089	181,192
Time	284,234	240,876

Total deposits	754,944	736,739
Other borrowed funds	3,516	87,192
Accrued interest payable and other liabilities	11,872	11,656
Subordinated debentures	31,961	31,961

Total liabilities	802,293	867,548
Stockholders’ equity	77,258	81,471

Total liabilities and stockholders’ equity	$879,551	$949,019

Asset Quality
Nonaccrual loans and leases	$18,936	$1,608
Loans and leases past due 90 days and accruing interest	—	156
Other real estate owned	10,408	902

Total nonperforming assets	$29,344	$2,666

Allowance for loan and lease losses to total loans and leases	1.63%	1.44%
Allowance for loan and lease losses to Nonperforming Loans	59.82%	609.69%
Allowance for loan and lease losses to Nonperforming Assets	38.60%	403.41%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Selected Financial Ratios
Return (loss) on average total assets	0.39%	0.17%	(0.20%)	0.72%
Return (loss) on average stockholders’ equity	4.41%	1.91%	(2.23%)	8.31%
Net interest margin (tax equivalent basis)	4.15%	4.89%	4.31%	5.09%
Efficiency ratio	86.90%	84.86%	85.36%	77.60%

Selected Average Balances
Loans	$696,491	$726,157	$725,255	$684,506
Taxable investments	70,082	92,064	79,851	101,102
Tax-exempt investments	16,797	20,651	19,381	20,917
Federal funds sold and other	2,160	623	899	7,586

Total earning assets	$785,530	$839,495	$825,386	$814,111

Total assets	$877,463	$929,281	$913,801	$905,286

Demand deposits - interest bearing	$157,053	$152,194	$155,983	$157,197
Savings and money market	162,767	187,698	176,529	193,498
Time deposits	274,608	235,360	258,030	219,685
Other borrowings	36,600	91,280	73,695	70,540

Total interest bearing liabilities	$631,028	$666,532	$664,237	$640,920

Demand deposits - noninterest bearing	$158,621	$170,291	$157,723	$174,457

Stockholders’ equity	$76,746	$80,951	$80,287	$78,667

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended

	December 2008	September 2008	June 2008	March 2008

Interest income	$11,834	$12,744	$13,363	$14,150
Interest expense	3,706	3,932	4,294	5,022

Net interest income	8,128	8,812	9,069	9,128

Provision for loan and lease losses	3,000	1,500	5,200	2,400
Noninterest income	2,900	284	3,477	3,491
Noninterest expense	9,583	9,694	9,577	9,805

(Loss) income before (benefit) provision for income taxes	(1,555)	(2,098)	(2,231)	414
(Benefit) provision for income taxes	(2,409)	(679)	(722)	134

Net income (loss)	$854	$(1,419)	$(1,509)	$280

Earnings (loss) per share:
Basic	$0.11	$(0.19)	$(0.20)	$0.04

Diluted	$0.11	$(0.19)	$(0.20)	$0.04